Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	1
PRESENTATION	2
QUESTION AND ANSWER	9

PFSweb Inc. NasdaqCM:PFSW

FQ3 2015 Earnings Call Transcripts

Monday, November 09, 2015 10:00 PM GMT

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer and Chief

Accounting Officer

ANALYSTS

George Frederick Sutton

Craig-Hallum Capital Group LLC,

Research Division

Josh Goldberg

G2 Investment Partners Management

LLC

Kevin Kopelman

Cowen and Company, LLC, Research

Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

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Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the third quarter ended September 30, 2015. Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we’ll open your call for questions.

Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is redirected.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchant sales and certain ratios that use these measures. In our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com, you can find our definition of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures. I would like to remind everyone that this call will be available for replay through November 30, 2015, starting at 8:00 P.M. Eastern Time this afternoon. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at www.pfsweb.com. Any redistribution, transmission, or rebroadcast of this call in any way without the expressed written consent of PFSweb Inc. is strictly prohibited.

Now I would like to turn the call over to Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Don, and good afternoon, everyone. As you saw earlier this afternoon, we issued a press release announcing our results for the third quarter ended September 30, 2015. We continue to benefit from strong growth in our agency and technology services, driving record results for the fourth consecutive quarter. Our omni-channel operations also continued to perform exceptionally well, supporting the overall strong growth in our B2C clients’ volumes over the same year-ago period. Most notably, the third quarter was highlighted by the acquisition of CrossView, which we believe dramatically strengthens our position as a leader among full-service e-commerce providers. The integration of CrossView is tracking well and according to plan. We’ve already begun to pursue several promising cross-sell opportunities while also realizing synergies across our technology platform.

But before commenting further, I’d like to turn the call over to Tom to discuss our financial results, and then, following Tom’s comments, I’ll return to discuss some additional highlights, provide a business development overview, discuss the CrossView integration further and open the call for your questions. Tom?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Thanks, Mike, and good afternoon, everyone. As Mike indicated, I’ll spend some time providing additional color on the third quarter results reported earlier today as well as our outlook for 2015 and 2016. Before doing so, I’d like to remind everyone, especially newcomers to the PFSweb story, that when we provide discussions about our financial results, we often discuss our service fee equivalent revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform, and adding the gross profit on our product revenue business so that both businesses can be measured on a similar service fee basis.

With that as a backdrop, let’s quickly review the numbers.

Our third quarter service fee equivalent revenue increased to a Q3 record of $46.2 million, an increase of 43% compared to the same quarter last year. The increase was primarily due to continued strong performance in our agency and technology services as well as new and expanded client relationships in our omni-channel operations. The service fee equivalent growth included organic growth from new and expanded client relationships of roughly 15% plus the benefit of our acquisitions activity. The organic growth was primarily driven by continued growth in both existing and new B2C clients. From an existing client standpoint, on an overall basis, our B2C clients that we supported during both Q3 of 2015 and 2014 generated more than 20% growth in their gross merchandise volume between periods.

While that doesn’t necessarily correspond to a similar linear percentage growth on our side, it obviously reflects an increased level of transactions, on which we earned a higher margin -- or a higher revenue stream in the current year. In addition, we benefited from service fee revenues earned from new clients such as Anastasia Beverly Hills, Ellen DeGeneres, Gaiam and others.

As for the growth related to acquisition activity, we completed the REV Solutions and LiveArea acquisitions in September of 2014, so we had just a partial benefit in last year’s Q3 service fee revenue while having a full quarter in the current year. In addition, for the MODA and CrossView acquisitions completed this year, we have a full quarter benefit in Q3 for MODA, though it was a relatively small amount, and 2 months of contribution from CrossView since the August 2015 acquisition date.

Our service fee gross margin in the third quarter of 2015 was 33.7% compared to 29.9% last year. This 380 basis point increase was driven by a higher proportion of agency and technology services in the 2015 quarter including the impact of the acquired businesses. As we’ve discussed previously, these agency and technology services components generally generate a higher margin than our omni-channel operations. The 2015 quarter was also aided by a higher level of project activity in all areas of the business.

As a result of our acquisitions of these higher-margin agency and technology professional services businesses, we are now increasing our overall targeted gross margins from the prior range of 25% to 30% to a new range of 27% to 32% for a full year period. We continue to seek to be at the high end of this range. And during our third quarter, we were actually above the high end, in part due to the benefit of incremental project activity.

As we have mentioned on prior calls, the nature of our professional services business is that we are generally busiest during the period from March through mid-October as we work to build or enhance our clients’ e-commerce sites in preparation of the holiday season. Once mid-October rolls around, many of our clients do not want to make any further changes to their sites, so we shift our focus to other client projects that will be launched in the following year. As a result, however, the revenue and profitability of these businesses is generally strongest during the late spring, summer and early fall period, and often then decreases during the holiday and winter periods.

As we look ahead, we do expect this to create some variability in our overall gross margin performance on a quarter-by-quarter basis. We’ll also have variability based on the revenue mix split of lower-margin omni-channel operations activity versus the higher-margin agency and technology professional services businesses. This is especially applicable to the upcoming December quarter, where we will see a higher proportion of omni-channel operations service fees, which

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when combined with the expected decline on a sequential basis in the professional services business activity, will likely result in an overall gross margin percentage performance for the December quarter towards the low to middle range of that 27% to 32% target.

SG&A expenses during the third quarter were $18.5 million compared to $12.8 million in the year-ago quarter. Let me provide some additional insight into this increase.

First, the SG&A in Q3 of 2015 includes the incremental SG&A levels of our newly acquired entities, which account for approximately $3 million of the change on a year-over-year basis. In addition, the Q3 2015 amounts include $2.6 million of acquisition, restructuring and other costs versus $1.5 million in the prior year. Q3 of ‘15 also includes the amortization of acquisition-related intangibles of approximately $1 million as compared to 0 in the prior year, and we also had an increase in our stock-based compensation cost of approximately $0.7 million on a year-over-year basis.

On the amortization of identifiable intangibles, a large portion of this is related to the CrossView acquisition. We are still in the process of completing our opening balance sheet valuations for the CrossView identifiable intangible assets, and this is currently expected to be completed in the December quarter. So our ongoing amortization costs are subject to change from the preliminary estimated levels recorded during Q3. With all this taken into account, our adjusted EBITDA in the third quarter increased to a Q3 record of $5.4 million, an increase of 90% compared to the prior-year quarter. As a percentage of service fee equivalent revenue, adjusted EBITDA increased 300 basis points to 11.8% compared to 8.8% in the year-ago quarter. In our financial targets, we often discuss the objective that as we grow, we are looking to drive increased leverage in the business and generate an improved adjusted EBITDA margin. We are pleased our results for this quarter reflect that improvement.

Note, however, that we expect our annual adjusted EBITDA performance for the full calendar year 2015 to be in the range of 10% to 11%, which is also an improvement over the prior year.

Now turning to the balance sheet. At September 30, 2015, cash and cash equivalents totaled $13 million compared to $18.1 million at December 31, 2014. Total debt increased to $38.4 million from $10.9 million at the end of 2014. As such, our net cash position was approximately a negative $25.4 million compared to a positive $7.2 million at December 31, 2014. The change is primarily a result of the approximately $35 million of debt incurred in conjunction with our acquisition of CrossView in August of this year.

Also, if you recall, we have stated previously that our cash balance includes the benefit from the timing of certain cash collections received by PFSweb from our clients’ customers that are then later remitted to our clients. This benefit was somewhat lower at the end of the September quarter, than at the end of our seasonally high December quarter.

In regards to the debt, I’d like to remind investors and analysts that we entered into a new credit agreement with Regions Bank in August of 2015, which replaced our previous senior banking facilities. The facility was then expanded to add Bank of America and HSBC as participants. The new credit facility currently provides us with total financing availability of $62.5 million, including a $32.5 million revolving loan facility and a $30 million term loan facility. The total facility could be increased further to $75 million if needed. And we believe this agreement really provides us much more flexibility to finance our global working capital needs as well as our acquisition strategy.

Now let’s review our 2015 and 2016 outlook. Starting with 2015. Based on our year-to-date results and the current projections for the fourth quarter, we are increasing our service fee equivalent revenue guidance to a range between $180 million to $186 million, up from the previous range of $175 million to $185 million. And this new range reflects growth on a year-over-year basis of 30% to 34%.

We are also increasing our adjusted EBITDA guidance to a range between $18.5 million to $20.5 million, up from the prior range of $18 million to $20 million, and here again reflecting growth of 36% to 50% as compared to 2014.

There are a few items I’d like to add to provide a little further clarity on this 2015 guidance. First, as we’ve discussed

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previously, our largest service fee client is the U.S. Mint, which is expected to contribute approximately $20 million of service fee revenue this year. Unlike many of our other B2C client relationships, the U.S. Mint does not generally have a large December quarter spike, but instead the service fees we earn from them are expected to be more evenly allocated throughout the year and actually somewhat lower in the fourth quarter, depending on the timing of their larger coin drops. We believe this is a positive for us, as it allows us to better manage the business during our non-holiday season period, but it also impacts the expected quarterly results of our business as we do not anticipate the fourth quarter to spike up on a comparable basis to prior quarters as much as it had in the past.

In addition, and while this is impacted by the timing of our project work, as I mentioned earlier, our professional services business, including both technology services and digital agency activities, are generally somewhat stronger in service fee revenue and adjusted EBITDA contribution in the June and September quarters and then lower in the March and December quarters. This is true as well with our recent CrossView acquisition. We also plan to increase our current level of sales and marketing spend in the fourth quarter of this year as well as into 2016 as we plan to capitalize on our newly acquired capabilities and areas for growth.

We also plan to incur certain incremental expenses in the December quarter applicable to our preparation for the holiday season.

We expect our noncash stock compensation expense to continue to increase somewhat in the remainder of 2015 as a result of the timing and nature of our various incentive programs. Total stock compensation expense is estimated to range between $4 million to $5 million for calendar year 2015 but is dependent upon our share price activity as well as our financial performance. In addition, amortization of acquisition-related identifiable intangibles is expected to increase as we will have a full 3 months of amortization as opposed to just 2 months in Q3, apart for the CrossView acquisition.

We also need to keep in mind that our fourth quarter activity is highly dependent upon the forecasted and actual volumes of holiday activity with our clients, which is more difficult to predict than during the rest of the year.

We will continue to work closely with all of our clients in the forecasting and planning of their holiday season to ensure that we are properly able to support their anticipated business volumes.

Now let’s discuss next year. For 2016, we currently expect continued strong growth in service fee equivalent revenue and adjusted EBITDA as we realize a full year of benefit from recent acquisitions as well as incremental revenue from new and expanded client relationships. At this time, we are targeting 2016 service fee equivalent revenue to range between $220 million and $230 million and adjusted EBITDA to range between $23 million and $25 million. This adjusted EBITDA target includes the expected impact of incremental sales and marketing expenditures as well as other infrastructure expenditures to support our future growth strategies.

Please note that our 2015 and 2016 guidance does not include the impact of potential future acquisitions. Also, we continue to expect our results will be strongest in the latter part of the year as it will incorporate the strong seasonal activity of most of our B2C clients. This concludes my prepared remarks.

Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter as well as an overview of business development highlights and closing comments. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thanks, Tom. Before elaborating on the CrossView integration as well as our recently launched strategic commerce consulting practice that we announced this morning, I’d first like to highlight some of our accomplishments during the record third quarter.

We had another strong quarter for new solution launches with 7 new e-commerce solutions going live since our last call.

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Four of these client engagements were long-term, recurring revenue deals that include services from at least 3 of our business segments. These 4 engagements have been included in our 2015 cumulative bookings number and illustrate the selling and implementation season of this type of operationally oriented deal, where engagements frequently go live in Q3 before the holiday season. Two of these recurring revenue engagements with beauty brand, Anastasia Beverly Hills, and ROKA Sports, a performance sports brand. Our ROKA engagement is particularly noteworthy as it involves international order fulfillment services to 33 countries as well as multilingual customer care, all in support of ROKA’s European direct-to-consumer e-commerce initiatives. This engagement is a testament to the strength of our global operational capabilities and delivers a strong value proposition to prospective clients as we can help enable them to cost-effectively enter new geographic markets.

In addition to the new recurring revenue launches, we had 2 new e-commerce site build projects on the Demandware platform that went live in the last 3 -- last few months. The first project was for a luxury watch manufacturer in which we provided the creative and user experience design as well as the development of the site itself. The second was for a Western wear brand where we provided the development of the site. For both of these brands, we will continue to stay engaged to provide ongoing menu [ph] services as well as needed project work.

Beginning with this earnings call, we will now be providing client bookings that include activities from our newly acquired subsidiary CrossView. Similar to our previous acquisitions, the majority of their new business represent short-term project-based work and will be added into our disclosure of project bookings and project revenue each quarter.

As I commented earlier, we see many client launches this time of year preceding the critical holiday season. But with that, we also traditionally experience a slower period of operationally oriented recurring revenue engagement contract signings during the summer and early fall. As expected, we are beginning to see an uptick in early-stage lead velocity as the selling season for omni-channel operations engagement picks back up heading into the new year.

Since our last call, we booked 38 new projects expected to be worth approximately $8.5 million in revenue. Many of these represent incremental technology and agency services work for existing client relationships as we continue to help these clients build and maintain best-in-class shopping experiences.

The largest of these new bookings was to build a new e-commerce site for a large awards and trophies manufacturer. We will build this site on the Demandware platform and go live is currently scheduled for the second quarter of 2016. Not surprisingly, there were fewer bookings for recurring revenue engagements during the third quarter, which is consistent with the selling season I mentioned earlier. Since our last call, we booked 1 new recurring revenue services contract worth $1.5 million over just a 1-year period. This engagement is an expansion of an existing client relationship with a new brand launch under the current master services agreement with this client. On a cumulative basis, we’ve now won 11 new recurring revenue engagements in 2015 worth about $74 million in lifetime contract value. In addition to the 1 new recurring revenue booking this quarter, we have several other recurring revenue engagements currently in the contractual process with anticipated launch dates in the first half of 2016.

As we move into the 2016 selling season, I anticipate that our recently initiated focus on B2B engagements should begin to have some impact on this selling season phenomenon as B2B services sales cycles should be less affected by the Q4 retail holiday. I look forward to providing updates on this B2B initiative on future calls.

As a reminder, moving forward, we will refer to our global portfolio as engagements, which can be defined as a single e-commerce operation for a single brand with a recurring revenue stream from any of our services segments. Using that definition, we currently maintain approximately 150 active client engagements to provide services from our agency, technology or operations business segments. These are separate from the onetime projects I mentioned earlier on the call that we booked in the quarter.

Now moving on to our integration of CrossView. And as a reminder, CrossView is an e-commerce system integrator that solidifies our technology service offering with the IBM WebSphere commerce and SAP hybris integration capability and also provides us with a robust B2B front-end e-commerce platform. With the ability to develop and support commerce solutions utilizing Demandware, Oracle Commerce, Magento and now WebSphere commerce and hybris, we believe we are the only full-service commerce provider in the marketplace supporting all 5 major e-commerce software platforms.

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Our initial integration of CrossView is proceeding according to plan with an emphasis on: rapid consolidation of HR and finance functions into PFSweb corporate services; consolidation of the CrossView sales and partner relations organizations under the leadership of the PFSweb sales EVP, Travis Hess; coordination of the CrossView marketing function with the PFSweb corporate marketing function; consolidation of certain CrossView marketing services and strategy consulting services with the PFSweb live area digital agency and our new PFSweb strategic commerce consulting practice, respectively; coordination of product management and R&D activities across the enterprise; and rapidly bringing to market a full-service B2B offering, leveraging the B2B front-end e-commerce platform development and support capabilities of CrossView with the robust B2B agency and omni-channel operations services previously offered separately by PFSweb.

With regard to the coordination of sales and marketing activities targeting revenue synergies, we’ve already had several instances of cross-selling success, including a new engagement for our PFSweb’s strategic commerce consulting practice with a CrossView client prospect as well as several technology services development opportunities for CrossView with PFSweb client prospects. As illustrated by these early cross-selling successes, I believe we are seeing the anticipated expansion in our total addressable market in the U.S. from the new platform practices provided by our previous acquisitions.

With regard to the longer-term integration of CrossView, we will continue to evaluate opportunities to drive additional synergies while we continue to operate CrossView as a wholly owned subsidiary using the CrossView branding for the foreseeable future.

In addition to the expansion in addressable market from the new platforms, we also expect to see expansion from new service offerings as we continue to evolve from a full-service e-commerce provider into a global commerce service provider, that is effectively the complete commerce outfitter for the world’s leading brands.

As a platform-agnostic global commerce service provider, we are positioned to consult with clients on organizational readiness, digital opportunity audits and technology platform evaluation and selection projects. Our competitors with limited e-commerce platform offerings are unable to provide these types of critical consulting engagements because they would obviously be biased towards and limited by the platforms that they’re capable of integrating. This differentiation, in part, has led to the launch of our strategic commerce consulting practice, as announced this morning. Given recent industry trends and the ever-growing need for companies to embrace digital transformation, launching this new practice represented the next logical step in the evolution of our business model. Through our commerce consulting practice, we will provide both B2C and B2B clients with digital strategy and technology platform consulting, with the ultimate goal of helping clients realize their full commerce potential to grow their businesses. This new expansion also builds upon our initiative to target clients much earlier in their commerce journey, enabling us to get in the door at the start of the e-commerce sales cycle.

Leading this new practice is Dr. Doug Hollinger. Doug brings a wealth of experience in commerce and digital consulting across a range of industries. Most recently, he led the national business consulting practice for Razorfish Platforms. Through Doug’s leadership, we plan to grow this business segment and continue expanding our higher-margin professional and agency services offerings. During the quarter, we also appointed Stephen Smith as our Vice President of Global Logistics. Steve brings over 30 years of experience in leading transportation and distribution organizations, specifically within retail, wholesale and B2C business models. Steve will initially focus on leading our logistics organization through the all-important upcoming holiday period but will also be a key contributor to our geographic expansion plans in the next few years as we work to ensure we support our clients’ growth across the globe.

As we head into that all-important holiday season, we will continue to focus on client execution with the ultimate goal of helping our clients maximize their holiday sales performance. Through our strategic acquisitions and continued growth as a premier global commerce service provider, we plan to carry our momentum through 2015 and beyond.

With regards to our acquisition strategy, going forward, we will continue to remain opportunistic, specifically with regards

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to geographic expansion of our digital agency and technology services platform practices in the Europe and Asia Pacific regions. As part of our evolution into a leading global commerce service provider, I anticipate the development and deployment of a new acquisition roadmap early next year to support our growth with new capabilities and service offerings around the world. I look forward to having more to say about our new acquisition roadmap on a future call.

Finally, as Tom mentioned, we have ramped up our sales and marketing spend in an effort to take advantage of the expansion in our total addressable market with the specific objective of significantly increasing lead velocity and improving our conversion rate across the sales funnel. Although we have made significant progress in this area over the past 8 months since we hired Travis. With several more key hires expected before the end of the year, I expect we will continue to ramp up sales and marketing investments into 2016 in order to target driving sustained growth rates in future years on top of our rapidly expanding capabilities.

This increased SG&A spending will have the effect of somewhat moderating our bottom line performance in 2016 and has been factored into the 2016 guidance Tom presented earlier in the call. Now with that high-level recap of the exciting developments within our business, Tom and I would like to open the call for a question-and-answer session. Don?

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Question and Answer

Operator

[Operator Instructions] And we’ll take our first question from George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

So relative to the pipeline that you see coming up for 2016, you made reference to some business that you are going into a contracting phase for. I wondered if you could speak more broadly about the opportunities you’re seeing and maybe correlate that with the plans to hire several more folks on the lead generation side?

Michael C. Willoughby

Chief Executive Officer and Director

So without getting into, I guess, specifics of the number of deals that are in the early stage because we’ve wanted to focus pretty much on the bookings to give a more tangible view into what’s going on in a given quarter, I would say that there is the expected uptick in lead velocity and those deals that we talked about being in contracting are really just indicative of that selling season kicking back into gear in the sort of late September, October time frame. So I think it’s pretty much the pattern that we have expected and the pattern that we’ve historically seen without being able to actually put data against it like we’re now able to with these bookings’ figures. As far as the correlation to the increase in sales and marketing spend and the new hires, the new hires coming on are really fulfilling the organizational structure that Travis put in place earlier this year. Most of them are focused on platform sales opportunities as we implement a vertical approach to engaging with each platform provider. We feel like this is important for a variety of reasons. One is that the partner relationships that we have are very strong, and we’re wanting to leverage fully the sales channel that each partner has, and we feel like that requires a strong partnership between our sales force on a given platform and that channel partner. We also want to maintain a very effective firewall in place between platform practices, so that as leads are shared and as we work together with a platform partner, our platform partner knows that we are focused entirely on them and winning a deal with them within that particular sales effort. And then finally, as we look at each platform and its individual characteristics, each platform practice has unique aspects that require a salesperson particularly to kind of major in that platform in order to be effective within the sales cycle. So for those reasons, you’ll see as we talk more and more about the sales organization, a platform alignment with regard to the technology services area. That said, we are looking to increase the staff size around the omni-channel operations area of the business. We expect to continue to see additional opportunities in that area, particularly with some of our competitors going through transformations themselves. So we’ll be looking to bring on additional headcount there and focus on those end-to-end opportunities and the e-fulfillment and operations opportunities as well. And then finally, with the addition of the strategic commerce consulting practice, while we expect those consultants and our practice lead to participate heavily in the sales cycle and generate lead velocity in conjunction with our inside sales group, we would ultimately expect to also have kind of vertical reps that are working within the consultancy that are engaged with vertical markets that we’ve targeted and clients within those verticals. So that’s kind of a long-winded way to answer the question, but we are aggressively building out the organization because we see the expansion in addressable market and really want to capitalize on that early in order to build growth in future years.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

All right. I appreciate the detail. And relative to your B2C volumes, you mentioned that your customers have been seeing the 20% year-over-year results. As we look into Q4, we look into the holiday season, the expectations, industrywide, tend to be in the teens. I’m curious what you are anticipating based on your guidance relative to your customers through that season.

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Our expectation is that for our client base, we would expect to be somewhat higher than the industry norm, and the reason for that is the fact that we are supporting a number of brands that, to a certain extent, were latecomers into the e-commerce marketplace. So we are supporting a higher level of growth as they go through their kind of initial stages in this process and seeing the benefit of that direct-to-consumer strategy that they have in place. So our -- we have been operating at a level above that in the past -- above the industry norm in the past, and we would expect that to continue going forward in this fourth quarter with the following caveat. The U.S. Mint contract is, one, obviously, a very large contract for us, and their business has stayed relatively stable over the last couple of years, though that -- more than 15% growth comment would be related to our non-U.S. Mint same-store sales activity.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Okay. Fair point. One last thing. There’s a white paper out there titled, B2B eCommerce - The Trillion Dollar Industry, that you guys have put out. And I’m curious if you could just address that relative to the next couple of years of opportunity for you.

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I think the -- there’s a couple of aspects to the B2B growth. One is the tremendous increase in sort of GMV that is expected to be driven by commerce in the B2B area over the next few years. And I think we’ve referenced in the past this idea that there’s a lot of growth expected in commerce platform sales that’s specific to the B2B segment. It’s kind of like 2005 all over again for B2B, in that there’s a lot of B2B businesses that are looking to e-commerce technology as a way to innovate within that channel. And there’s a very low adoption rate for a lot of manufacturers and wholesale distributors that have yet to really deploy e-commerce technology as a way to service at least a segment of their customers. So the low adoption rate with this rapid increase in interest, I think, leads to a disproportionate increase in services sales around commerce platforms. And this is actually borne out by data that we’ve gotten from Forrester, to expect over the next 4 years, while the increase in spend in the U.S. around commerce platforms is expected to grow from around $5 billion to around $10 billion in that 4-year period, there is a disproportionate increase in spending on B2B. So the wholesale distributors, the brand manufacturers, are expected to invest in e-commerce technology at a higher rate than B2C. Part of that reflects the maturity of the market on the B2C side and the relative low adoption rate on the B2B. I think it’s also reflective of the higher level of complexity around a B2B commerce solution that requires more customization of the platform itself. All those trends are very positive for us. I think we are in the position to bring a very effective B2B full-service solution to market and are working to do that aggressively right now. CrossView has a very good front-end solution on both the WebSphere and hybris platforms. Oracle Commerce also has very effective B2B features. So we’ve got 3 of our 5 platforms equipped very nicely for B2B, and you put that alongside with the robust legacy B2B features that we have as PFSweb around agency, order management, credit and collections activities, fulfillment and customer care specific to B2B, and I think we have a very compelling offering in the marketplace and should be able to go and really have our share of take rate in that services spending increase.

Operator

We’ll take our next question from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

When you’re talking about -- if we step back -- obviously you guys got a lot of stuff going on with some of the new acquisitions. But when you kind of take a step back and look at the business, obviously, you just talked about gross margins going from 25% to 30% now to something higher than that, 27% to 32% range, which obviously is a positive, but we’re still looking at EBITDA margins at 10%, 11%, which is understandable given you’re spending back into the business. But when we step back a little bit and look out a couple, 3, 4 years as this business starts to scale and you can lean it out a little bit, I guess, in terms of the incremental spend back in, is this a 15% EBITDA margin business? Maybe talk a little bit about how you see this business over the next 3 or 5 years in terms of the target operating model. If you have some thoughts around that, that would be very helpful.

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Okay. So we do continue to expect that we will be able to leverage the business as we grow even while making some of the incremental expenditures to help fuel that growth. Our expectations, as I look out over the next, let’s say, 3 to 4 years, would be for us to continue to see a gradual increase in that adjusted EBITDA percentage probably to a level of kind of 12% to 13%. I wouldn’t be comfortable at this point going much above that. I think that as we continue to grow the business, while we continue to focus in on the technology and agency services, our expectation is that our operations activity will continue to grow as well. And both the kind of gross margins and net contribution margins from that business are somewhat lower than the agency side, so we’ll have to balance all of it together. But I do expect that we should be able to leverage some of that SG&A infrastructure and drive an improved adjusted EBITDA performance over time. Some of it will have a little bit of lumpiness over the period as we have new project work and/or new incremental infrastructure investments that need to be made, but our focus is to continue to improve that adjusted EBITDA performance.

Michael C. Willoughby

Chief Executive Officer and Director

Mark, it would be interesting, this same time next year or even the year after, after experiencing growth in our consultancy, particularly, which we expect to have a higher gross margin profile. It may be any of the services we’re giving today. It’s early, so we don’t know specifically. But as that grows and then we see the rate at which it grows, that could have a nice lift. Also, the new M&A roadmap that we would put in place may have some different gross margin characteristics and a different scale associated with services that might be provided, so that certainly is a bit of a factor as well. I think another 12 months or so would give us additional clarity and be able to maybe pinpoint that just a little bit better. But at this point, recognizing the critical nature of the operations part of our offering and how virtuous the combination of the operations plus the professional services is in delivering long-term contracts at the same time that we have a good blended gross margin profile, we continue to want to focus on growing that operations’ portion of the business even though it does have a somewhat moderating effect on gross margins. Just a virtuous contribution by itself, and creating those long-term contracts, I think, is worth whatever moderation effect we might have there.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got you. And then when you’re stepping back as well and look at the -- now you have a lot more revenues coming from the agency -- digital agency, professional services system integration side of the house. How do you think long-term about that part of the business? Obviously, that’s going to continue to grow relative to, say, the traditional GMV driven more of the pick, pack and ship fulfillment side of the house. How do you see that, I guess, as overall kind of mix of revenues? If you have any thoughts around that. And again, looking out a couple, 3 years?

Michael C. Willoughby

Chief Executive Officer and Director

So I think we have a decent visibility and expectation for next year. We expect next year to crossover that sort of 50-50 line and see about half of the services that are generated from kind of the operations area and half that are generated from the professional services and the technology ecosystem contribution. I think we still expect to grow the professional services and technology at a faster rate than we grow the operations area. So you would -- I would say in the next 3 years, continue to see below 50% of the revenue and profitability contributed from the operations area. But as I said earlier, I do expect that to continue to be a meaningful component of the revenue and bottom line as we go forward. So whether it’s 60-40 or something in that neighborhood, at the end of 3 or 4 years, it’s probably more that than it would be something lower based on what we see today.

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Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great. And then I assume at some point here, as you roll into ‘16, might start breaking out the services -- professional services from the operations piece. I think that would help investors, obviously, get a little bit better view into the ongoing -- or the components of the business and also the margin profile of the business. So I know, obviously, the CrossView is still fairly new. But maybe into ‘16, I don’t know if that’s anything you guys have considered yet, but you’d have a vote here for that.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes. We’ll continue to evaluate how to present that in the best manner. I think providing some of the overall guidance like Mike just did in regards to kind of looking at that agency, technology services and technology ecosystem as a group makes sense as well as kind of looking at the operations side because they do have different characteristics to them. So it’s a good point, we’ll continue to evaluate how to best provide that insight going forward.

Operator

We’ll take our next question from Josh Goldberg with G2 Investment Partners.

Josh Goldberg

G2 Investment Partners Management LLC

Just a couple of quick questions. Just first, the $5.4 million of EBITDA, going back to 2011, I think you did almost that amount, the entire year, you did in the third quarter. And I think when you went through your transformation starting in ‘13, you did $10 million or maybe $11 million. You did almost half of that this quarter. I think it’s pretty remarkable, especially with the gross margins at 33.7. Obviously, the mix went your way this quarter, but it doesn’t seem like there was anything onetime in nature that helped you in the quarter. It was just that the projects were more higher-margin projects rather than anything onetime in nature. I just want to make sure that’s correct.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

There’s always -- I always point out that there is an incremental amount of kind of project activity that has occurred this quarter. It has been stronger. We felt good about the opportunities that were presented to us and the high utilization rate of our team during this period. Whether -- while we’re hopeful for it to continue at that kind of pace, we’d probably operate it a little bit heavier from a utilization rate than what we’d normally would or what we would expect to do. But we -- not necessarily a significant amount of one-off activity this quarter. We did have a lot of stars line up the right way in terms of the project performance and the profitability on those activities.

Michael C. Willoughby

Chief Executive Officer and Director

It’s interesting, Josh, this whole selling season concept really factors in as well. And with the higher percentage of particularly B2C projects that we’re engaged with, and with -- this is one of the reasons that I think it’s important for us to present this bookings figure, is that we would expect Q4 and Q1 to be lower level than, say, Q2 and Q3, as Tom indicated in his prepared comments. So over the next year or 2, as we continue to kind of grow this model and experience this phenomenon, that will help us to really recognize the pattern and hopefully be a little bit more predictive in sort of looking at these revenue streams. That said, this B2B initiative could continue to change that as well and actually hopefully would help smooth out some of those peaks and valleys that we see in the business today.

Josh Goldberg

G2 Investment Partners Management LLC

And just so everyone’s clear, when you say lower, you just mean the margins would be lower, not the absolute EBITDA dollars in the fourth quarter?

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Michael C. Willoughby

Chief Executive Officer and Director

Well, I was really talking about the revenue activity from the projects. It has a corresponding effect on EBITDA contribution, but really, it’s more of a top line view.

Josh Goldberg

G2 Investment Partners Management LLC

Okay. And when you -- after your second quarter call and after the CrossView deal, you talked about how your sort of core business was going to be down slightly from the second quarter EBITDA and then be supplemented by the gross that you would see on revenue and EBITDA from CrossView. Did that turn out to be that case? In other words, CrossView contributed a majority of the growth from the second quarter to the third in gross revenue and EBITDA?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I’ll let Tom comment on the composition, but I would say that things -- with regard to the integration, things have gone faster and better than we might have expected.

Josh Goldberg

G2 Investment Partners Management LLC

Yes, it sounds that way.

Michael C. Willoughby

Chief Executive Officer and Director

Yes. Some of the synergies that I spoke to, with coordination of the sales cycle and the ability to take the agency services in to the sales cycle with those current clients, there was actually some impact and we wouldn’t have necessarily even looked at -- looked for revenue synergies coming just 2 months after the deal. That being said, I don’t know if that’s really a disproportionate contributor. As Tom said, lots of stars aligned. Projects -- the conversion rate was higher in the sales funnel for the projects that we were working on, and it’s just ended up being a really good quarter.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Yes. I would say that as we look at the strong performance in Q3, that while CrossView did participate strongly at top line and bottom line contribution standpoint, it was relatively in line or slightly ahead of what our expectations were. The bulk of the overage I would say came from the kind of historical PFS business, including as we talked about a lot of project work and some favorable things that happened there during the quarter. So it was really a combination of CrossView. CrossView did a great job and performed strongly, and the historical PFS business also had strong results as well.

Josh Goldberg

G2 Investment Partners Management LLC

Well, that’s really great. I mean, obviously, as some of your competitors are weakening here, I’m not telling you that you should expect to have the same conversion rate or hit rate on your RFP activity and their project activity. But it does sound like you did a great job this quarter, and I know you’re not ones to believe that, that will continue without some sort of competitive dynamic, but you might actually have hit a new level now of just win rates that could be pretty exciting for you guys over the next couple of years.

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Michael C. Willoughby

Chief Executive Officer and Director

We share that view. We certainly are excited about the capabilities that we have. And I think that there’s a subjective effect on win rate and conversion when you have world-class capabilities across this broad-spectrum. So it’s difficult to put a stat against it, but I have to think that some of the wins that we got last quarter, we got, in part, because of bringing this whole spectrum of services to bare or just having the credibility with a client prospect of them knowing that we have these world-class capabilities and all the platforms to support. And that regardless of their need, that we’re in a position to support those needs with world class capabilities. So it strengthens our position, and as you said, we certainly are in a very competitive industry, and we wouldn’t expect competitors to stand still, but our objective is to stay out in front and continue to innovate.

Josh Goldberg

G2 Investment Partners Management LLC

One last one from me, if that’s okay. I mean, obviously, the initial 2016 guidance is strong. There’s a messaging of that, just to say, hey, no big customers are now renewing, we feel pretty comfortable just on what we’re seeing from our acquisitions and from some projects, and clearly, the $74 million of bookings will probably translate into some revenue for next year. And this is sort of like your initial stab or book placeholder for ‘16, and then as things develop, you might have to revise higher or lower as the year progresses, but the message is we’re seeing a good, strong activity with no real big cancellations or no renewable problems that some of your other competitors face?

Michael C. Willoughby

Chief Executive Officer and Director

All right. Thanks, Josh. Yes, I would say, in following up on your comment, that the way you characterized the guidance at this stage is pretty good. It’s still 2 months left before we get into the new year. We have the holiday before us. As you indicated, we have an expectation for a certain level of churn in the business, and we sort of factored that expectation in. We would likely start to know at this stage if we had a big client that was going to transition. So that comfort level gets better and better as you get closer and closer to the new year. But it is certainly something where as we get into the new year, armed with new data, we’d be in a position to discuss that guidance even more.

Operator

[Operator Instructions] We’ll go next to Kevin Kopelman with Cowen & Company.

Kevin Kopelman

Cowen and Company, LLC, Research Division

A couple of follow-ups on the previous questions. First, I don’t know if you can give more color on this, but on the 2016 guidance, again, you mentioned that you’ve got incremental marketing spend baked in there. Can you talk about what kind of ROI you’re assuming there kind of near term? Or you’re really just putting the cost in for now? And then I just have one follow up.

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I think that there is a specific go-get target that we’ve identified for 2016 that we feel like the incremental sales and marketing expenditure needs to be there to deliver that. That being said, I think the organizational structure and the investment that we’re making are really much more oriented to driving sustained growth even beyond 2016. So you’re probably aware in this business, particularly on the recurring revenue side that there’s quite a bit of lead time in generating -- from going from lead velocity, early stage pipeline stuff to close and to implement it and delivering revenue. So any investments that we’re making, particularly on the operations side probably carries with it some sort of lead time. But there certainly is a balance between the investments that we’re making and what we want to deliver in a current year compared to sort of the overall future growth that we want to deliver.

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Kevin Kopelman

Cowen and Company, LLC, Research Division

Got it. And just one more, kind of macro high level. How are you guys feeling about consumer demand headed into the Q4 holiday season? Or is it just too early in the quarter to tell?

Michael C. Willoughby

Chief Executive Officer and Director

Well, so what we can do is use the current client forecast and preparations as a bit of a barometer. Tom mentioned that we expect our clients to perform at a higher level than the year-over-year holiday performance as forecasted by, say, Forrester, which I think currently is 11% to 12% year-over-year growth in online sales. That has to do with the particular type of clients that we’re servicing at this point, having -- probably earlier in the maturity curve and having more opportunity to experience growth relative to where they’ve been historically as well as being in some segments that are maybe a little bit less prone to variability in the holiday with kind of premium and luxury brand segments being represented. So that’s maybe a bit of a barometer. We also can look at the inventory positions that clients are taking and look at their promotional schedules against that inventory, and I guess, the bottom line is our clients seem to be quite optimistic and bullish about this holiday now 3 weeks before it starts to kick into gear. And our experience is that if they’ve got a certain inventory position, they’re likely going to put a promotional schedule around that one way or another moves that inventory out. So we’re setting our work plans in place and our staffing plans to accommodate that optimistic view, obviously, being ready to adjust as necessary. But we expect it to be a strong and successful holiday 3 years out -- 3 weeks out of the rodeo beginning seriously.

Operator

This does conclude our question-and-answer session. At this time, I’ll turn the conference back to Mr. Willoughby for any final remarks.

Michael C. Willoughby

Chief Executive Officer and Director

All right thank you, Don. And I’d like to thank everyone that attended the call today. I hope it’s evident from our comments and our tone that we’re incredibly excited with the developments in our business. We look forward to speaking with our investors and analysts, not only as we report fourth quarter results and year-end results next year, but also as we have opportunity to speak to you face-to-face at conferences as we may be on the road for non-deal roadshow activities over the next 2 to 3 months. So thank you very much. Have a great day, and we look forward to seeing you next time.

Operator Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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